Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 31, 2012 (the “Effective Date”), by and between Calamos Advisors, LLC, a Delaware limited liability company (“Advisors”) (together with its successors and assigns permitted under this Agreement, shall be referred herein as the “Company”), and Gary D. Black (“Executive”).

RECITALS

WHEREAS, in connection with Calamos Investments LLC (“Holdings”) acquiring all of the issued and outstanding membership interests in Black Capital LLC (f/k/a Black Capital Management, LLC), a Delaware limited liability company (“BCG”) and becoming the successor to Black Capital Group LLC, a Delaware limited liability company, as the general partner of the feeder funds (the “Feeder Funds”) of the Black Strategic Master Fund (together with the Feeder Funds, the “Acquired Funds”), pursuant to the terms of the Membership Interest Purchase Agreement dated August 22, 2012 (the “Purchase Agreement”), Advisors desires to employ Executive, and Executive desires to serve as, Global Co-Chief Investment Officer and Chief Investment Officer of Alternative Strategies, in each case, on the terms and conditions set forth herein effective as of the Effective Date; and

WHEREAS, the effectiveness of this Agreement is contingent on the consummation of the transactions contemplated in the Purchase Agreement.

NOW THEREFORE, the parties agree as follows:

1. Term.  The term of this Agreement (the “Term”) shall begin as of the Effective Date and shall continue for one (1) year until the first anniversary of the Effective Date, provided that the Term shall automatically renew for successive periods of one (1) year unless the Board of Directors (the “Board”) of Calamos Asset Management, Inc., a Delaware corporation (“CAM”), and the Chief Executive Officer of the Company (the “CEO”) gives written notice to Executive or Executive gives written notice to the Company, in accordance with Section 17(c), below at least sixty (60) days prior to the commencement of any such one (1) year renewal period that the Term shall not be further extended.  The portion of the Term during which Executive is actually employed by the Company shall be hereinafter referred to as the “Employment Period.”

2. Duties.

(a) Executive’s Positions and Titles. During the Employment Period, Executive’s positions and titles shall be Global Co-Chief Investment Officer and Chief Investment Officer of Alternative Strategies of the Company, CAM and Holdings.

(b) Executive’s Duties.  The duties and responsibilities of Executive are of an executive nature as shall be required by the Company in the conduct of its business and shall include the performance of such lawful and reasonable duties and responsibilities as the CEO or the Board may from time to time assign to Executive.  Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform his duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by Employer and the industry from time to time.  During the Term, and excluding any periods of disability and vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge Executive’s responsibilities hereunder, to use Executive’s reasonable best efforts to perform such responsibilities.  During the Term, it shall not be a violation of this Agreement for Executive, upon prior written notice to the Company, to: (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iii) manage personal investments; all so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement, do not create a conflict of interest with respect to Executive’s position, or cause reputational harm to the Company; and, in the case of Executive’s management of his personal investments, so long as all such personal investment management activities comply with the Company’s personal trading policies and, otherwise, with applicable law.  Executive shall be subject to the Company’s code of ethics as well as all applicable Company policies and procedures.

Under the supervision of the CEO, Executive shall be responsible for CAM's global investment management activities, including alternative strategies, and shall have the authority required to carry out such responsibilities. Executive and the CEO may, from time to time, mutually agree to changes in such duties and responsibilities.

Subject to the oversight and approval of the CEO and the Compensation Committee of the Board (the “Compensation Committee”),   Executive shall have the authority: (i) to determine and allocate investment management personnel compensation opportunities, including, without limitation, salary and bonuses, and (ii) to hire and fire investment management personnel.

(c)  Board Service.  As soon as practicable after the Effective Date, Executive will be appointed to the Executive Committee of CAM and appointed as a member of the Board.  The Company agrees to propose to the Nominating and Corporate Governance Committee of the Board at each annual meeting of stockholders during the Employment Period at which the class of directors to which he belongs is up for election that Executive be nominated for reelection by the Board as a member of the Board.  If so elected, Executive agrees that he will serve as a member of the Board and/or the board of directors or managers, as applicable, of any of its subsidiaries and affiliates, as well as to serve as a member of any committee of any of said boards, to which Executive may be elected or appointed.

(d) Work Locations.  Executive is expected to work three (3) to four (4) days each week in the Chicago, Illinois area, and one (1) to two (2) days per week in New York, New York.

3. Compensation and Benefits.

(a) Base Salary.  During the Employment Period, Executive shall receive a base salary (“Base Salary”), paid in accordance with the normal payroll practices of the Company, at an annual rate of $500,000, less applicable deductions.  The Base Salary shall be reviewed from time to time in accordance with the Company’s policies and practices, but no less frequently than once annually and may be increased (but not decreased), at any time and from time to time by action of the Board or the Compensation Committee.  The term “Base Salary” shall include any such increases to the Base Salary from time to time.

(b) Annual Bonus Programs.  In respect of each fiscal year of the Company that ends during the Employment Period, beginning January 1, 2013, in supplement to the Base Salary, Executive shall be eligible to participate in such annual discretionary bonus plans and programs (“Annual Bonus Programs”), as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs.  The Compensation Committee shall, in consultation with the Executive, set, in the first quarter of each year, the Company’s and Executive’s target performance goals for each such calendar year during the Employment Period.  Executive shall be eligible to receive a discretionary target annual bonus of 300% of Base Salary, and the actual bonus awarded shall be based upon the extent to which the Company and Executive meet their target performance goals, as determined by the Compensation Committee, in its sole discretion.  For calendar year 2012, Executive will be paid a bonus equal to $ 1 million, a portion of which may (in the discretion of the Company), be paid subject to the terms and conditions of the Long Term Incentive Programs (defined below).

(c) Long-Term Incentive Programs.  Beginning January 1, 2013, in supplement to the Base Salary and participation in the Annual Bonus Programs, Executive shall be eligible to participate during the Employment Period in such long term bonus plans and programs including stock option, restricted stock unit, restricted shares, performance stock unit and other similar programs (“Long Term Incentive Programs”), as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs.  The Compensation Committee shall, in consultation with the Executive, set, in the first quarter of each year, the Company’s and Executive’s target performance goals for each such calendar year during the Employment Period. Executive shall be eligible to receive annual Long Term Incentive Program awards with an aggregate target value of 300% of Base Salary, and the actual aggregate value of the Long Term Incentive Program awards shall be based upon the extent to which the Company and Executive meet their target performance goals, as determined by the Compensation Committee, in its sole discretion.  The Long Term Incentive Program awards will be awarded in a combination of common shares and options, vesting in equal thirds on the 4th, 5th and 6th year anniversaries of the grant date, or such other vesting schedule as may become generally applicable for peer executives under the Long Term Incentive Program.

(d) Other Incentive Plans.  During the Employment Period, Executive shall be eligible to participate, subject to the terms and conditions thereof, in all other incentive plans and programs, including such cash and deferred bonus programs as may be in effect from time to time.

(e) Pension and Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), as well as all medical and dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans and programs of the Company, subject to the terms and conditions thereof, as in effect from time to time.

(f) Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and practices of the Company as in effect from time to time.

(g) Vacation.  During the Employment Period, Executive shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year.

(h) Certain Amendments.  Except for Section 5(c)(i)(1), nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any plans, benefits or programs referenced in this Section 3.

4. Admission to New GP

(a) Executive will become a non-managing member (if the entity is an LLC) or a limited partner (if the entity is a limited partnership) in a limited liability company/limited partnership to be formed and controlled solely by the Company (the “New GP”).  As a result, Executive shall be entitled to receive an allocation up to 12.5% of any incentive fees or incentive allocations (in either case, "Incentive Payments") received by the New GP from the Acquired Funds and from any future products  (as mutually agreed by Executive and the Company).

(b) The Company and Executive agree that if his share of the Incentive Payments awarded to him equals or exceeds his annual bonus under the Annual Bonus Programs and long term incentive awards under the Long Term Incentive Programs, he and the Company will in good faith discuss the overall compensation structure.  Executive shall reinvest 50% of his Incentive Payments (as determined on an after tax basis)  in the Acquired Funds and any such future investment products for a three (3) year period measured from the date such Incentive Payments are paid to Executive.  Executive and the Company also acknowledge and agree that each party has a shared interest in ensuring that the compensation arrangements applicable to Executive do not raise material conflicts of interest (or the appearance of such conflicts) in relation to fiduciary and other obligations the Company and its affiliates owe to investment advisory clients.  Accordingly, Executive and the Company agree to discuss in good faith any modifications of these arrangements that may be necessary or appropriate so as to limit or manage any such conflicts, it being understood that any such modifications are not intended to interfere with the substantial realization by Executive of the principal benefits purported to be provided pursuant to such arrangements over time.

5. Termination.

(a) Permanent Disability.  Either Executive or the Company may terminate Executive’s employment, by giving notice of his or its intention to terminate Executive’s employment, after having established Executive is unable to substantially perform his duties even with a reasonable accommodation as a result of becoming permanently disabled within the definition of the Company’s then current long term disability plan or program (whether employer or employee-paid) (“Permanent Disability”).

(b) Cause.

(i) The Company may terminate Executive’s employment for “Cause” following the occurrence of any of the following events:

(A) Executive is convicted of, or has pled guilty or nolo contendere  to any felony, other than a traffic related felony;

(B) Executive is found to have willfully and wrongfully misappropriated money, assets, or other property of the Company or its affiliates or a client of the Company or its affiliates,

(C) As a result of finding that Executive’s willful action(s) or failure(s) to act was (were) material to the occurrence of a violation of the Investment  Advisers Act of 1940, as amended, or of the Investment Company Act of 1940, as amended, Executive or the Company or any of its affiliates are censured by the Securities and Exchange Commission pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940, as amended, or Section 9(b) of the Investment Company Act of 1940, as amended;

(D) Executive is found to have acted with gross negligence, or engaged in acts of gross moral turpitude;

(E) Executive’s material breach of any of the material terms of this Agreement and which results in material harm to the Company or its affiliates;

(F) Executive’s continued willful failure to substantially perform his duties as reasonably directed by the CEO or the Board;

(G) Executive's failure to maintain such licenses as are required for the performance of his duties.

(ii) Provided that the applicable conditions in Section 5(b)(iii) are met, if the Company desires to terminate Executive’s employment for Cause, the cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Board (not including Executive) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, Executive’s conduct gives rise to “Cause” as described in Section 5(b)(i) above.

(iii) Cause may not be found under Section 5(b)(i)(C), where Executive has acted or failed to act based on the direction of the Board or legal counsel of the Company or its affiliates, or Executive has acted or failed to act  based upon the failure of the Board or the legal counsel of the Company or its affiliates to provide direction in response to Executive’s request for direction.  Cause may not be found under Section 5(b)(i)(E) or (F), unless Executive has first been provided with written notice of the Cause condition specifying, in reasonable detail such that Executive can cure such Cause condition, if capable of being cured, and Executive has not substantially cured such Cause condition after being given a reasonable opportunity to cure.  Cause may not be found under Section 5(b)(i)(G), unless Executive has first been provided with written notice of the Company’s intention to terminate his employment for Cause due to the licensure issue, and a reasonable opportunity to cure the licensure issue and such assistance as is reasonable to provide.

(iv) For purposes of this Section 5(b), no act or failure to act, on the part of Executive, shall be considered willful if it is determined by the Board that it was done, or omitted to be done, by him in good faith and with a reasonable belief that his action or omission was in the best interests of the Company.

(c) Good Reason.

(i) Executive shall have the right to terminate his employment upon thirty (30) days' written notice to the Board for "Good Reason" in the event of any of the following Good Reason conditions occurring without his consent and continuing for thirty (30) days after Executive's written notice to the Board specifying, in reasonable detail that the Board can cure such Good Reason condition, provided that Executive provides such written notice of the condition constituting Good Reason within thirty(30) days after Executive has actual knowledge of the occurrence of the condition constituting Good Reason and Executive terminates his employment within thirty (30) days following end of the thirty (30) day cure period:

(1) Any material diminution in contractual compensation opportunities as described in this Agreement;

(2) A material diminution in Executive’s title, duties, responsibilities and authority; or

(3) A change in Executive’s reporting line requiring he report to anyone or any entity other than the CEO and the Board.

(d) Termination by Executive Without Good Reason.  Executive may, at any time without Good Reason, by at least sixty (60) days’ prior notice, voluntarily terminate his employment without liability.

(e) Termination by the Company Without Cause.  The Company may terminate this Agreement and Executive’s employment hereunder at any time without Cause.

(f) Expiration of Agreement.  Upon expiration of the Term, Executive’s employment shall automatically terminate.  For purposes of Section 6 and Section 11(d), such termination shall be treated as a termination by the Company without Cause if such expiration is by reason of the Company having provided Executive with a notice of non-renewal pursuant to Section 1, and shall be treated as a termination by Executive without Good Reason if such expiration is by reason of Executive having provided the Company with a notice of non-renewal pursuant to Section 1.

(g) Notice of Termination.  Any termination of Executive’s employment by the Company for Permanent Disability or for or without Cause, or by Executive for Permanent Disability or for or without Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 17(c).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below); provided, such Notice of Termination may be conditional if coupled with a notice of the Board’s consideration of “Cause” or Executive’s intention to resign for “Good Reason,” as the case may be, as provided above.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(h) Date of Termination.  “Date of Termination” means the date Notice of Termination is given pursuant to Section 17(c) or any later date specified therein; provided, (i) any Notice of Termination pursuant to Section 5(b) shall be effective not less than thirty (30) days after the date given, (ii) any Notice of Termination pursuant to Section 5(c) shall be effective not less than sixty (60) days after the date given, (iii) any Notice of Termination pursuant to Section 5(d) shall be effective not less than sixty (60) days after the date given, and (iv) in every other case any Notice of Termination shall be effective not more than fifteen (15) days after the date given.  In the event of Executive’s death during the Term, the Date of Termination shall be the date of his death.  In the event of expiration of the Term, the Date of Termination shall be the day following the last day of the Term.

6. Obligations of the Company and Executive upon Termination.  Executive’s entitlements upon termination of employment are set forth below.  Except to the extent otherwise provided in this Agreement, all benefits, including stock option grants, restricted shares, restricted stock units and awards under the Long Term Incentive Programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded.  For purposes of this Section 6, the term “Accrued Obligations” shall mean, as of the Date of Termination, (i) Executive’s full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given (disregarding any reduction constituting Good Reason), to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation awarded and accrued (and not forfeited hereunder) to Executive as of the Date of Termination to the extent not theretofore paid, and (iii) any accrued vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination to the extent not theretofore paid.  For purposes of determining an Accrued Obligation under this Section 6, amounts shall be deemed to accrue ratably over the period during which they are awarded or earned (and not forfeited hereunder), but no discretionary compensation shall be deemed awarded, earned or accrued until it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program or policy.  Unless otherwise specified by the Board, upon any termination of employment, Executive shall resign in writing, from the Board and the Executive Committee of CAM, and all offices, directorships and fiduciary positions of the Company or its affiliates in which Executive is serving.

(a) Death.  If Executive’s employment is terminated by reason of Executive’s death, then this Agreement shall terminate without further obligations by the Company to Executive’s legal representatives under this Agreement, except as set forth in this Section 6(a) or as contained in an applicable Company plan or program which takes effect at the date of his death, but in no event shall the Company’s obligations be less than those provided by this Agreement:

(i) Executive’s Accrued Obligations not theretofore paid, paid within thirty (30) days following the Date of Termination;

(ii) From and after the Date of Termination, Executive’s surviving spouse, other named beneficiaries or other legal representatives, as the case maybe, shall be entitled to receive those, benefits payable to them under the provisions of any plan or program described in Section 3 above;

(iii) Return of Incentive Payments reinvested in the funds as described in Section 4(a) above, subject to the terms of the fund in which the Incentive Payments were reinvested, paid in accordance with the terms of the applicable funds, and

(iv) An amount equal to six (6) months of Executive’s annual Base Salary at the rate in effect at the Date of Termination, which amount shall be payable within sixty (60) days following the Date of Termination, and

(v) A lump sum payment equal to the actual annual cash bonus under the Annual Bonus Programs that Executive would have been awarded for the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs prior to the Date of Termination, and the denominator of which is 365.  Such pro-rated annual cash bonus amount shall be paid when such annual bonuses are paid to non-terminated employee participants in the applicable Annual Bonus Programs (or, if later, upon the satisfaction of all conditions for the payment of benefits hereunder, but in no event shall such payment occur later than March 15 of the calendar year following the year in which the Date of Termination occurs).

(b) Permanent Disability.  If Executive’s employment is terminated by reason of Executive’s Permanent Disability, then Executive shall be entitled to receive as of the Date of Termination:

(i) Executive’s Accrued Obligations not theretofore paid, paid within thirty (30) days following the Date of Termination;

(ii) Disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families;

(iii) Executive and Executive’s eligible dependents shall be entitled to receive those benefits payable to them under the provisions of any applicable plan or program described in Section 3 and above;

(iv) Return of Incentive Payments reinvested in the funds, as described in Section 4(a) above, subject to the terms of the fund in which the Incentive Payments were reinvested, paid in accordance with the terms of the applicable funds;

(v) An amount equal to six (6) months of Executive’s annual Base Salary at the rate in effect at the time the Notice of Termination is given, which amount shall be payable in six (6) monthly installments, commencing within sixty (60) days following the Date of Termination and the first installment will include any monthly installments not yet paid during such sixty (60)-day period; and

(vi) A lump sum payment equal to the actual annual cash bonus under the Annual Bonus Programs that Executive would have been awarded for the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs prior to the Date of Termination, and the denominator of which is 365.  Such pro-rated annual cash bonus amount shall be paid when such annual bonuses are paid to non-terminated employee participants in the applicable Annual Bonus Programs (or, if later, upon the satisfaction of all conditions for the payment of benefits hereunder, but in no event shall such payment occur later than March 15 of the calendar year following the year in which the Date of Termination occurs).

(c) Cause/Other Than for Good Reason.  If Executive’s employment is terminated for Cause by the Company or if Executive terminates Executive’s employment without Good Reason, then (i) within thirty (30) days following the Date of Termination, the Company shall pay Executive his full Base Salary accrued through the Date of Termination, at the rate in effect at the time Notice of Termination is given, to the extent not theretofore paid, and (ii) the Incentive Payments that Executive reinvested in the funds as described in Section 4(a) above, subject to the terms of the fund in which the Incentive Payments were reinvested, shall be returned and paid in accordance with the terms of the applicable funds.

(d)           Other Than for Cause; Death; Permanent Disability; or For Good Reason.  If the Company terminates Executive’s employment during the Term (x) other than for Cause, (y) as a result of the Executive's death or (z) as a result of Executive's Permanent Disability, or, if Executive terminates Executive’s employment for Good Reason, then:

(i)   The Company shall pay to Executive the following amounts:

(A)           In the event of the Executive's Death, the amounts set forth in Section 6(a) above.

(B)           In the event of the Executive's Permanent Disability, the amounts set forth in Section (6)(b) above.

(C)           In the event the Company terminates the employment of the Executive without Cause, or the Executive terminates Executive's employment for Good Reason:

(1) Executive’s Accrued Obligations not theretofore paid, paid within thirty (30) days following the Date of Termination;

(2) An amount equal to six (6) months of Executive’s annual Base Salary at the rate in effect at the time the Notice of Termination is given (disregarding any reduction constituting Good Reason), which amount shall be payable in six (6) monthly installments (such six (6) month period, the “Salary Continuation Period”), commencing within sixty (60) days following the Date of Termination and the first installment will include any monthly installments not yet paid during such sixty (60)-day period;

(3) During the Salary Continuation Period, if Executive timely elects continued coverage under COBRA, the Company will reimburse Executive for the monthly COBRA cost of continued health and dental coverage paid by  Executive under health and dental plans of the Company pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), less the amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee of the Company.  These reimbursements will commence within sixty (60) days following the Date of Termination and will be paid on the first payroll date of each month, provided that Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date, and shall cease prior to the end of the Salary Continuation Period if Executive becomes eligible for comparable from a subsequent employer;

(4) Return of Incentive Payments reinvested in the funds, as described in Section 4(a) above, subject to the terms of the fund in which the Incentive Payments were reinvested, paid within in accordance with the terms of the applicable funds; and

(5) A lump sum payment equal to the actual annual cash bonus under the Annual Bonus Programs that Executive would have been awarded for the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs prior to the Date of Termination, and the denominator of which is 365.  Such pro-rated annual cash bonus amount shall be paid when such annual bonuses are paid to non-terminated employee participants in the applicable Annual Bonus Programs (or, if later, upon the satisfaction of all conditions for the payment of benefits hereunder, but in no event shall such payment occur later than March 15 of the calendar year following the year in which the Date of Termination occurs).

(ii)           The compensation and benefits described in this Section 6(d) shall be in lieu of compensation and benefits provided under any severance plan or agreement of the Company and Executive shall not be entitled to any severance benefits upon a termination of employment except as provided for herein.

(e)           General Release.  Executive acknowledges and agrees that Executive’s (or Executive’s legal representatives’ in the event of his death) right to receive severance pay and other benefits pursuant to this Section 6 (other than his Accrued Obligations) is contingent upon Executive’s compliance with the Restrictive Covenants (defined below) set forth in Section 11 of this Agreement and Executive’s (or Executive’s legal representatives’ in the event of his death) execution and acceptance of the terms and conditions of, and the effectiveness of, a separation agreement and general release in a form acceptable to the Company, which does not contain any additional or lengthened post-employment restrictions, and does not release Executive's rights to indemnification and D&O and E&O insurance, or any vested rights (the “Release”).  If Executive fails to comply with the covenants set forth in Section 11 or if Executive (or Executive’s legal representatives in the event of his death) fails to execute the Release within the time period provided therein following the Date of Termination or revokes the Release during the seven (7)-day period following his execution of the Release, then Executive (or Executive’s legal representatives in the event of his death) shall not be entitled to any severance payments or other benefits to which Executive (or Executive’s legal representatives in the event of his death) would otherwise be entitled under this Section 6.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

7. Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option, restricted shares or other agreement with the Company or any of its affiliated companies.  Except as otherwise provided herein, amounts and benefits which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

8. No Set-Off; No Mitigation.  Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

9. Governing Law, Jurisdiction, Waiver of Jury Trial.                                                                                     This Agreement shall be governed by and construed in accordance with the laws of the State of New York (except Section 14 which shall be governed by the laws of the State of Delaware) in accordance with choice of law provisions thereof, without reference to principles of conflict of laws.  Any suit, action or proceeding arising out of or relating to this Agreement against any of the parties hereto or any of the assets of any of such parties shall be brought in any courts located in DuPage County or in the U.S. District Court for the Northern District, Eastern Division of Illinois, and each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts over the subject matter of any such suit, action or proceeding.  Each of the parties hereto each irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter.

EACH PARTY HERETO HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

10. Entire Agreement.  Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of Executive’s employment during the Term and all amounts to which Executive shall be entitled whether during the Term or thereafter and all restrictive covenants to which Executive may be subject.  Executive also acknowledges and agrees that Executive’s right to receive severance pay and other benefits pursuant to Section 6 of this Agreement is contingent upon Executive’s compliance with the Restrictive Covenants set forth in Section 11 of this Agreement.

11. Executive’s Covenants.

(a) Executive’s Acknowledgment.  Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business (defined below) as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company or its affiliates.  For purposes of this Agreement, “Business” means the provision of investment management, investment advisory, portfolio management, financial analysis, research or similar services relating to the investment of international or domestic equity or debt securities or other activities or services of the type provided by the Company or its affiliates to its clients on a worldwide basis including, without limitation, open-end and closed-end, registered and unregistered, investment companies (“Funds”), and the direct and indirect sale and/or distribution of equity interests in the Funds; and “Competing Activity” or “Competing Activities” means engaging in the Business. Executive further acknowledges that:

(i) The Company and its affiliates are and will be engaged in the Business during the Term and thereafter;

(ii) Executive will occupy a position of trust and confidence with the Company, and during the Term, Executive will become familiar with the Company’s and its affiliates’ trade secrets and with other proprietary and Confidential Information concerning the Company, its affiliates and the Business;

(iii) The agreements and covenants contained in this Section 11 are essential to protect the Company and its affiliates, the near permanent client relationships and the goodwill of the Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and

(iv) Executive’s employment with the Company has special, unique and extraordinary value to the Company and its affiliates and the Company and its affiliates would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

(b) Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean trade secrets and other proprietary information concerning the products, processes or services of the Company or any of its affiliates, which information (i) has not been made generally available to the public, and is useful or of value to Company’s current or anticipated business activities or of those of any affiliate or client of the Company or its affiliates; or (ii) has been identified to Executive as confidential, either orally or in writing, including, but not limited to: computer programs; research and other statistical data and analyses; marketing, organizational or other research and development, or business plans; personnel information, including the identity of other executives of the Company, their responsibilities, competence, abilities, and compensation; financial, accounting and similar records of Company, its affiliates and/or any Fund or account managed by the Company or its affiliates (such Funds or accounts referred to herein as “Company Funds”); current and prospective client lists and information on clients and their Executives; client investment objectives, the nature of their investment portfolios and contractual agreements with the Company or its affiliates; information concerning planned or pending investment products, acquisitions or divestitures; information concerning the marketing and/or sale or distribution of equity interests in the Funds; and analysis and reports relating to investment performance of Company Accounts (defined below). Confidential Information shall not include information which: (a) is in or hereafter enters the public domain through no fault of Executive; (b) is obtained by Executive from a third party having the legal right to use and disclose the same; or (c) is in the possession of Executive prior to receipt from the Company (as evidenced by Executive’s written records pre-dating the date of employment).  All notes, reports, plans, published memoranda or other documents created, developed, generated or held by Executive during employment, concerning or related to the Company’s or its affiliates business, and whether containing or relating to Confidential Information or not, and all tangible personal property of the Company or its affiliates entrusted to Executive or in Executive’s direct or indirect possession or control, in whatever form maintained or stored by Executive, including on computer or electronic storage device, are the property of the Company, and will be promptly delivered to the Company and not thereafter used by Executive upon request by the Company during Executive’s employment or upon termination of Executive’s employment for any reason whatsoever.

(c) Non-Disclosure.  Executive agrees that during employment with the Company (including any employment following the Term) and at all times thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding clients that Executive obtains while performing services for the Company, except as may be required in Executive’s reasonable judgment to fulfill his duties hereunder.

(d) Non-Compete.  During the term of Executive’s employment with the Company and, after such termination of employment, for a period after such termination ending upon the first anniversary of the Date of Termination, which shall be reduced to a period of six (6) months after termination of employment if the termination of employment is by the Company without Cause or by Executive for Good Reason (such period the “Post-Termination Non-Compete Period”), Executive shall not, directly or indirectly, on his behalf or another’s behalf, engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to any firm, corporation, institution, business or entity (each an “Entity”) directly or indirectly engaged in the Business.

(e) Non-Solicitation.  Executive understands that accounts managed by the Company or its affiliates (such proprietary Funds, accounts and any other client account managed by the Company or its affiliates, the “Company Accounts”) and the investment performance of any Company Account and Company’s relationships with its clients and employees are extremely valuable and are the result of the expenditure of substantial time, effort and resources by the Company.  Therefore, during the period of Executive’s employment and for the two (2)-year period following the Date of Termination (except as set forth in Section 11(e)(iv)), Executive agrees that he will not, directly or indirectly, on his behalf or another’s behalf:

(i) Solicit the Company’s or its affiliates’ clients to provide, offer to provide, or provide to any such clients, services or products of the kind generally offered or provided by Company or its affiliates or to induce such clients to terminate or diminish their relations with the Company or its affiliates; or

(ii) Solicit, induce or encourage any person who is then in an employee, consultant or contractor of the Company or its affiliates to leave his or her employment, agency or office with Company or its affiliates, or employ or be employed with any such person or persons, for the purpose of providing or offering to provide, services or products of the kind generally offered by Company or its affiliates; or

(iii) Maintain a relationship of the type described in Section 11(d) above with any Entity which refers to the Company, any Company Account or the investment performance thereof, or Executive’s prior association with Company or any Company Account in any public filing or in any advertisement or marketing of any service or product which is a Competing Activity.

(iv) For the six (6)-month period following the Date of Termination, solicit the Company’s or its affiliates’ prospective clients to provide, offer to provide, or provide to any such prospective clients, services or products of the kind generally offered or provided by Company or its affiliates or to induce such prospective clients to terminate or diminish their relations with the Company or its affiliates.  For purposes of this Agreement, “prospective client” shall refer to any entity or person to which the Company or its affiliates made a presentation or written proposal to such entity during the twelve (12) month period preceding Executive’s Date of Termination or was preparing to make such a presentation or proposal at the time of Executive’s Date of Termination.

(f) Notwithstanding the foregoing, nothing in Sections 11(d) or (e) shall prohibit Executive or any other person or Entity from referring to information described in said Sections, provided such reference is not made in advertising or marketing in newspapers, magazines, trade journals or other public media, or direct advertising or marketing materials, and such information is limited to the extent that (i) such information is contained in any SEC filings previously made by the Company, or (ii) reference to such information is otherwise required by law.  The Company and Executive agree that, based on applicable rules, regulations and court decisions in effect as of the date this Agreement is entered into, information relating to the investment performance of any Company Account is not information reference to which “is otherwise required by law” within the meaning of said clause (ii).  In addition, this Section 11 shall not prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding shares of any class of securities of an Entity whose securities are publicly traded, so long as Executive does not have any active participation in the business of such Entity.

(g) Non-Disparagement.   Subject to applicable legal requirements, Executive agrees that he will not disparage the Company or any of its affiliates, and their respective officers, directors, investors, employees, and agents, or their respective successors and assigns, or make any public statement reflecting negatively on the Company,  its affiliates, or their respective officers, directors, investors, employees, or agents, or their respective successors and assigns, to third parties, including, but not limited to, any matters relating to the operation or management of the Company or any of its affiliates, irrespective of the truthfulness or falsity of such statement.  Subject to applicable legal requirements, the Company will direct the members of the Company's Executive Committee and Board, its officers, and employees working in its corporate communications, public relations, human resources and legal operations, and their parallel units in the Company's affiliates and subsidiaries, not to disparage you, including, but not limited to, any matters relating to the operation or management of the Company or any of its affiliates, irrespective of the truthfulness or falsity of such statement.

(h) Non-Exclusive Remedy for Restrictive Covenants.  Executive acknowledges and agrees that the covenants set forth in this Section 11 (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law.  Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.  The duration of a Restrictive Covenant shall be extended by such time during which such breach or threatened breach continues without cure by Executive.

12.    Section 409A.

(a) This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable.  Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six (6) month period.  If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Executive, directly or indirectly, designate the calendar year of a payment.   All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

13.           Cooperation.   During the Term and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company and any of its affiliates during the Term (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant documents of the Company or any of its affiliates, which are or may come into Executive’s possession during the Term).

14.           Indemnification.  The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by the Company’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on Executive by this Section 14 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of stockholders or disinterested directors, or otherwise.  The indemnification and advancement of expenses provided for by this Section 14 shall continue as to Executive after he ceases to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators.

15.           Successors.

(a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company or its successors except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.  The Company shall require any successor to all or substantially all of the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

16.           Amendment; Waiver.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company.  No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged.  Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

17.           Miscellaneous.

(a) The provisions of Section 6 (Obligations of the Company upon Termination), Section 8 (No Set-Off; No Mitigation), Section 9 (Arbitration of Disputes), Section 11 (Executive’s Covenants), Section 14 (Indemnification), Section 15 (Successors), Section 16(Amendment; Waiver) and this Section 17(a) shall survive the termination of Executive’s employment with the Company for any reason, or the expiration of the Term of the Agreement pursuant to Section 1, and shall thereafter remain in full force and effect.

(b) In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control unless such Other Provision provides otherwise by a specific reference to this Section 17(b).

(c) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) the following business day after deposit from within the United States with a reputable express courier service (charges prepaid), (ii) three (3) days after mailing by certified or registered mail, return receipt requested and postage prepaid, or (iii) upon receipt in all other cases.  Such notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company:

Calamos Advisors LLC
1111 E. Warrenville Road
Naperville, IL 60563
Attn: General Counsel

If to Executive:

Address per the Company records

With a copy (which shall not constitute notice, to:)

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attn: Steven Eckhaus Esq.
Steven.eckhaus@kattenlaw.com

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

(d) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(e) All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

(f) Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to all peer executives to Executive as an executive of the Company, as in effect from time to time and as approved by the boards of directors or managers of the Company or its affiliates or a duly authorized committee thereof

(g) Holdings, CAM and all other Company affiliates are intended third party beneficiaries of this Agreement with the authority to enforce the provisions of this Agreement for the benefit of the Company and its affiliates as if they were parties hereto.

(h) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(i) The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(j) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

[Signature Page Follows]

DB1/ 70682591.11

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date and year first set forth above.

CALAMOS ADVISORS LLC

By:           Calamos Investments LLC,
its Manager

By:           Calamos Asset Management, Inc.,
its Manager

By:       /s/ James J. Boyne
           James J. Boyne,
Executive Vice President and
Chief Operating Officer

EXECUTIVE

/s/ Gary D. Black
Gary D. Black

Signature Page to Executive Employment Agreement